To:  Our Shareholders

I am pleased to report that our earnings for the second quarter of 2008 were $1.8 million, which resulted in diluted earnings per share for common shareholders of $0.29.  These results represent an increase in earnings per share of $0.06, or 26.1%, over the comparable quarter one year ago, and an improvement of $0.24 over the first quarter of 2008.  For the second quarter of 2007, we reported earnings of $1.3 million and diluted earnings per share of $0.23, while earnings and diluted earnings per share for the first quarter of 2008 were $686 thousand and $0.05, respectively.

Quarter-to-quarter net interest income increased by $1.2 million, or approximately 11.5%, as net interest margin improved for the sixth consecutive quarter to 3.36%, which represented a 23 basis point improvement from the prior quarter.  Net interest margin increased a total of 42 basis points as compared to the second quarter of 2007, from 2.94% to 3.36%, which resulted in increased net interest income of $3.0 million, or 34.2%, from one year ago.

While many of our peers are experiencing margin pressure, we continue to increase our net interest margin at a significant and consistent pace.  Our management teams have worked very hard to successfully manage the mix of assets and liabilities, while our talented bankers continue to provide exceptional service and develop strong relationships with our clients to drive improved margins and achieve this growth in net interest income.  While the national economy clearly remains a concern, the local economies in our four banking markets continue to be relatively strong and we are experiencing growth and improved profitability in each of our charters.

During June of 2008, the Cedar Rapids community experienced devastating flooding, which has and will continue to have significant ramifications on the local economy and the community for many years.  The impact that it will have on specific individuals and companies in the market is unclear, and it will take many months to completely assess the effect that it will have on our clients.  To date, we have completed an initial evaluation of all clients who have been impacted by the flood.  For the vast majority, we have determined that it will not significantly impact their ability to repay loans.  However, as the situation remains relatively unclear, we have increased the qualitative factor for the local economy in our allowance for loan losses calculation.  For Cedar Rapids Bank & Trust, the allowance for loan losses to total loans increased from 1.32% as of March 31, 2008 to 1.40% as of June 30, 2008.  We feel that this conservative approach will position us well for any challenges that may arise.

During the first six months of 2008, the Company’s total assets increased at an annualized rate of 14.5%, or $107.2 million, to $1.58 billion from $1.48 billion at December 31, 2007.  During this same period, loans/leases increased at an annualized rate of 16.8%, or $92.8 million, to $1.20 billion from $1.11 billion at December 31, 2007.  Total deposits increased by $52.7 million to $982.1 million at June 30, 2008 from $929.4 million at December 31, 2007, or an annualized rate of 11.3%.  Short-term and other borrowings totaled $458.8 million as of June 30, 2008, which was an increase of $59.1 million from $399.7 million as of December 31, 2007. Shareholders’ equity increased $481 thousand to $86.6 million as of June 30, 2008, as compared to $86.1 million at December 31, 2007.

Our strong growth in core earnings is another step toward achieving our goal of maximizing our return on the Company’s investments in people, facilities, and new markets in recent years, and driving significant improvement in earnings per share that will result in enhanced shareholder value.  The Company, and all four subsidiary banks, remain well capitalized as of June 30, 2008 and have adequate access to liquidity.  Our strategic focus on serving individuals and commercial clients that place a high value on personal relationships and exceptional service, and our lack of significant exposure to commercial and residential development lending, continues to serve us well as we have not experienced the asset quality problems that currently plague many financial institutions.

Maintaining credit quality remains a strong focus and management regularly monitors the Company’s loan/lease portfolio and the level of allowance for loan/lease losses.  We do not have any material direct exposure to sub-prime loan products as our residential real estate lending has been focused on secondary market conforming loan products to residential borrowers.  Due to the uncertainty regarding the national economy, and the impact of the recent floods on the Cedar Rapids economy and community, management continued to carefully evaluate the qualitative factors impacting the allowance for loan/lease losses.  As a result, the Company’s allowance for loan/lease losses to total loans/leases increased to 1.18% at June 30, 2008 from 1.16% at March 31, 2008.

The local economies in the Quad Cities, Cedar Rapids, Rockford and Milwaukee communities continue to be relatively strong and are providing us with opportunities for additional growth in assets and earnings.  We are disappointed that our stock was one of many bank stocks negatively impacted during the quarter as the banking sector experienced a broad sell-off in the financial markets due to the continued concerns over asset quality, liquidity, and capital for many banks in the country.  However, we remain very optimistic regarding our future and management will continue to focus on growing earnings per share and maintaining solid asset quality to drive long-term shareholder value.

Second quarter results for the Company’s primary subsidiaries were as follows:

Total Assets as of:	QCBT	CRBT	RB&T	FWBT
6/30/2007	$836,546,980	$350,332,175	$118,454,321	$35,658,471
12/31/2007	$860,707,797	$383,953,801	$157,816,671	$70,660,417
6/30/2008	$896,709,426	$412,285,925	$190,405,124	$96,198,046

YTD Net Income (Loss) through:
6/30/2007	$4,104,297	$1,169,772	($508,099)	($580,295)
6/30/2008	$4,551,826	$1,569,742	($87,762)	($1,440,954)

The Federal Reserve is dealing with a recession and inflation at the same time.  In his semiannual testimony to the Senate Banking Committee, Chairman Bernanke made his clearest warning for inflation.  He also spoke candidly about the weak economy and fragile financial markets.  The FOMC members have gone on record at their June meeting about the inflation outlook and the fact that they are more uncomfortable regarding such.  One economist suggests that as a result of this dilemma, fed funds rates will remain frozen at 2% through mid 2009.  The Fed finally believes that inflation is real, a fact well known to Americans who pay for food, fuel, health care and higher education.  In fact, in June food prices rose 1.5% and fuel by 6%.

We believe we need to preserve capital and create liquidity.  A number of investors and analysts seem to be favoring financial institutions that will not require capital infusions or dividend reductions.  We want to be one of those favored institutions.  We believe that focused execution of our plan to grow assets selectively and grow earnings aggressively should pay off when our industry returns to favor.

Thank you for your continued support during these challenging times for our industry.